EXHIBIT 99.2

LINCOLN GOLD CORP.

325 Tahoe Drive	Tel: 604-688-7377
Carson City, NV	www.lincolngold.com
89703

September 26, 2007	OTCBB:LGCP

FOR IMMEDIATE DISSEMINATION

LINCOLN GOLD ADVANCES EXPLORATION
AT LA BUFA, CHIHUAHUA, MEXICO

LINCOLN GOLD CORP. (OTCBB:LGCP) is pleased to announce continuing exploration on the large La Bufa gold-silver property (2,291 hectares) in the Guadalupe y Calvo mining district in southwestern Chihuahua State. Exploration is focusing on the southern extension of the Rosario vein system which extends onto the La Bufa concession. In June, the Company completed geologic mapping (1:000 scale) and rock-chip sampling of veins and stringer zones in the southern portion of the property. Anomalous sample results are coincident with previous soil sample anomalies identified in 2006.

Based on geologic mapping and sample results, 15 drill sites have been selected for angle (-45°) core drilling. Drilling is designed to encounter gold-silver mineralization with significant widths and grade along 1600 meters of vein strike. The drill sites are essentially “drill fences” across the southeast-trending vein system. All holes are targeted to reach the 2250 meter level or deeper which was historically productive in the adjacent Rosario mine. Historic production from the area, including the La Bufa zone, has been estimated at 2 million ozs gold and 28 million ozs silver from high-grade epithermal veins. Permitting consultants have visited the La Bufa property and are presently preparing a permit for the drilling program. A Technical Report compliant with Canadian National Instrument 43-101 is also near completion.

Lincoln Gold may earn up to a 60% interest in the La Bufa property from Almaden Minerals Ltd. by spending US$3.5 million over a 4 year period and issuing 1,550,000 shares.

Lincoln Gold Corp. is a US-based gold exploration company located in Nevada with several projects in various stages of exploration which includes three properties in Nevada and the La Bufa property in Mexico.

LINCOLN GOLD CORP.

“Jeffrey L. Wilson”

Vice President and COO

For more information contact:
Investor Relations: 604-688-7377
www.lincolngold.com

This press release contains information about adjacent properties on which we have no right to explore or mine. We advise U.S. investors that the SEC’s